EXHIBIT 99.1

                          [LOGO OF AEP INDUSTRIES INC.]

FOR IMMEDIATE RELEASE                     Contact: Paul Feeney
                                                   Executive Vice President
                                                   and Chief Financial Officer
                                                   AEP Industries
                                                   (201) 807-2330
                                                   feeneyp@aepinc.com

  AEP INDUSTRIES INC. REPORTS FISCAL 2005 THIRD QUARTER AND NINE MONTH RESULTS

South Hackensack, NJ, September 14, 2005 - AEP Industries Inc. (Nasdaq: AEPI, the "Company") today reported financial results for its fiscal third quarter and nine months ended July 31, 2005.

Net sales increased $25,595,000 or 16.0 percent in the 2005 third quarter to $185,669,000 compared with $160,074,000 in fiscal 2004 third quarter. The worldwide net sales include $1,641,000 of positive impact of foreign exchange and other increases of $23,954,000 or 15.0 percent. The other increases in net sales during the 2005 third quarter were primarily due to a 14.4 percent increase in unit sales prices combined with a 0.5 percent increase in sales volume.

For the first nine months of fiscal 2005, net sales rose $91,500,000 or 20.1 percent to $547,848,000 compared with $456,348,000 in the same period last year. Net sales include $7,445,000 of positive impact of foreign exchange and other increases of $84,055,000 or 18.4 percent. For the nine month period, the other increases in net sales were due to a 16.3 percent increase in unit prices combined with a 1.8 percent increase in sales volume.

Gross profit in the third quarter of fiscal 2005 increased $11,901,000 to $40,941,000 as compared to $29,040,000 in the same quarter last year. The increase in gross profit in the 2005 third quarter is due to the Company's ability to maintain per unit selling prices, a change in product mix to higher margin products, a reduction in per unit manufacturing costs resulting from the Company's shutdown of operations in Gainesville, Texas in May 2005 and subsequent consolidation of manufacturing activities into other existing facilities.

Gross profit for the first nine months of fiscal 2005 increased $14,948,000 to $100,521,000 as compared with $85,573,000 in the same nine months of the prior fiscal year. This improvement is primarily due to the Company's continuing ability to pass through increased resin costs to its customers on a timely basis, improved product mix, operating efficiencies resulting from the Company's decision to consolidate its Gainesville, Texas manufacturing operations into other existing facilities combined with the positive effect of 1.8 percent volume increase in the first nine months of fiscal 2005.

Operating expenses in the third quarter of fiscal 2005 were $2,464,000 higher than the third quarter of fiscal 2004. The increase in operating expenses included the negative impact of foreign exchange of $207,000; an increase of $340,000 in delivery costs related to higher fuel costs, increased costs related to worldwide compliance with the Sarbanes/Oxley Act of 2002 of approximately $600,000.

For the nine month period of fiscal 2005, operating expenses increased $4,988,000 and included $841,000 of negative impact of foreign exchange, an increase of $745,000 in delivery costs related to increased sales volume and higher fuel costs and increased legal and advisory expenses and costs related to worldwide compliance with the Sarbanes/Oxley Act of 2002 of approximately $2,100,000.

Operating income from continuing operations increased to $17,002,000 in the 2005 third quarter compared with $7,449,000 in the 2004 third quarter. This increase is primarily the result of the previously mentioned increases in gross profit offset by the increased delivery costs and additional costs incurred relating to Sarbanes/Oxley activities.

The Company reported operating income from continuing operations of $33,016,000 for the nine months ended July 31, 2005, compared with $22,773,000 in the same period last year. This improvement is primarily due to increased per unit selling prices and increased sales volume in the current period, partially offset by increased legal and advisory expenses, and costs related to the Company's implementation and compliance with Sarbanes/Oxley.

Interest expense for the quarter ended July 31, 2005 was $5,277,000, a decrease of $677,000 from the same period in the prior year. The decrease is the result of a reduction in debt and our effective interest rate during the period.

For the nine months ended July 31, 2005 interest expense was $24,425,000 an increase of $6,574,000 over the $17,851,000 incurred in the same period of the prior year. The increased interest in the current period includes the non-cash write off of $3,000,000 related to the retirement of the Company's 9 ?% Senior Subordinated Notes combined with cash fees of approximately $4,200,000 related to the early tender of that debt.

For the third quarter of fiscal 2005, the Company reported income from continuing operations of $5,192,000 or $0.60 per diluted share, compared with a loss from continuing operations of $1,281,000 or $0.15 per diluted share for the third quarter of fiscal 2004. For the nine months ended July 31, 2005, the Company reported a loss from continuing operations of $1,873,000 or $0.22 per diluted share, compared with a loss from continuing operations of $1,184,000 or $0.14 per diluted share in the prior year.

For the 2005 third quarter the Company reported a loss from discontinued operations of $510,000 or $0.06 per diluted share, compared with a loss from discontinued operations of $10,291,000 or $1.23 per diluted share in the same quarter last year, which related to the shutdown of the Company's Spanish operations in July 2004. The loss in the current quarter is almost entirely due to Asia/Pacific operations which were sold on May 2, 2005.

The loss from discontinued operations for the nine months ended July 31, 2005, was $37,646,000 or $4.44 per diluted share compared to $11,987,000 or $1.44 per diluted share in the prior year. The fiscal 2005 results include charges of $33,491,000 related to the Company's operations in New Zealand and Australia (including an impairment charge of $28,994,000 taken in the second quarter), together with a $4,850,000 loss on the disposal of France and Termofilm.

For the third quarter of fiscal 2005 the Company reported a net income of $4,682,000 or $0.54 per diluted share, compared with a net loss of $11,572,000 or $1.38 per diluted share in the same quarter last year. The net loss for the nine months ended July 31, 2005 was $39,519,000 or $4.66 per diluted share compared to a net loss of $13,171,000 or $1.59 per diluted share in the prior year.

"We are excited about the positive trends in our operating results for the nine months ended July, 31, 2005. The improved operating profits are a direct result of the global actions we have taken over the past two years to strengthen and better position our business. In addition, during our second quarter of fiscal 2005 the company successfully refinanced $175,000,000 million of its 9 ?% Senior Subordinated Notes with the issuance of $175,000,000 million of 7 ?% Senior Notes. These notes are now registered, and the impact of this refinancing is beginning to be reflected in our financial statements during the third quarter. The full impact of this refinancing will not be apparent until fiscal 2006 when the cash and non - cash write-offs associated with these notes are no longer included in interest expense," commented Brendan Barba, Chairman and Chief Executive Officer of the Company. Mr. Barba concluded by saying, "We are satisfied with the improvements in operating earnings which have occurred in 2005 as well as the debt reductions we have achieved and remain focused on shareholder value and expect to see operating and financial metrics continue to improve over the coming quarters."

The Company invites all interested parties to listen to its third quarter conference call live over the Internet at www.aepinc.com on Thursday, September 15, 2005, at 10:00 a.m. ET. An archived version of the call will be made available after the call is concluded.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in four countries throughout North America and Europe.

Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
       (in thousands, except per share data and gross profit percentages)

                                                            For the Three Months Ended    For the Nine Months Ended
                                                                      July 31                      July 31
                                                            --------------------------    --------------------------
                                                               2005            2004           2005           2004
                                                            -----------    -----------    -----------    -----------
NET SALES                                                   $   185,669    $   160,074    $   547,848    $   456,348

COST OF SALES                                                   144,728        131,034        447,327        370,775
                                                            -----------    -----------    -----------    -----------
    Gross profit                                                 40,941         29,040        100,521         85,573
                                                            -----------    -----------    -----------    -----------
OPERATING EXPENSES
  Delivery                                                        8,838          8,430         24,105         23,127
  Selling                                                         8,105          7,702         23,802         23,542
  General and Administrative                                      7,113          5,460         19,871         16,121
                                                            -----------    -----------    -----------    -----------
    Total operating expenses                                     24,056         21,592         67,778         62,790
                                                            -----------    -----------    -----------    -----------
OTHER OPERATING INCOME (EXPENSE):
    Gain (loss) on sales of property and equipment, net             117              1            273            (10)
                                                            -----------    -----------    -----------    -----------
    Operating income from continuing operations                  17,002          7,449         33,016         22,773
                                                            -----------    -----------    -----------    -----------
OTHER INCOME (EXPENSE):
  Interest expense                                               (5,277)        (5,954)       (24,425)       (17,851)
  Other, net                                                        736           (526)           535           (268)
                                                            -----------    -----------    -----------    -----------
                                                                 (4,541)        (6,480)       (23,890)       (18,119)
                                                            -----------    -----------    -----------    -----------
    Income from continuing operations before
     provision for income taxes                                  12,461            969          9,126          4,654
PROVISION FOR INCOME TAXES                                        7,269          2,250         10,999          5,838
                                                            -----------    -----------    -----------    -----------
    Income (loss) from continuing operations                      5,192         (1,281)        (1,873)        (1,184)

DISCONTINUED OPERATIONS:
  Pre-tax loss from operations                                   (1,879)        (1,225)       (33,221)        (1,091)
  Gain (loss) from disposition                                      937         (8,886)        (4,161)        (8,886)
  Income tax provision (benefit)                                   (432)           180            264          2,010
                                                            -----------    -----------    -----------    -----------
    Net loss from discontinued operations                          (510)       (10,291)       (37,646)       (11,987)
                                                            -----------    -----------    -----------    -----------
    Net Income (loss)                                       $     4,682    $   (11,572)   $   (39,519)   $   (13,171)
                                                            ===========    ===========    ===========    ===========
EARNINGS (LOSS) PER COMMON SHARE - Basic
    Net Income (loss) from continuing operations            $      0.61    $     (0.15)   $     (0.22)   $     (0.14)
    Net loss from discontinued operations                   $     (0.06)   $     (1.23)   $     (4.44)   $     (1.44)
      Total net income (loss)                               $      0.55    $     (1.38)   $     (4.66)   $     (1.59)

EARNINGS (LOSS) PER COMMON SHARE - Diluted
    Net Income (loss) from continuing operations            $      0.60    $     (0.15)   $     (0.22)   $     (0.14)
    Net loss from discontinued operations                   $     (0.06)   $     (1.23)   $     (4.44)   $     (1.44)
      Total net income (loss)                               $      0.54    $     (1.38)   $     (4.66)   $     (1.59)